UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 12, 2009

DRAYTON HARBOR RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-137520 (Commission File No.)	98-0501477 (IRS Employer Identification No.)

502 East John Street
Carson City, Nevada 89706
(Address and telephone number of principal executive offices) (Zip Code)

(702) 973-1583
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On January 12, 2009, Drayton Harbor Resources, Inc. (the “Company”) entered into a definitive Agreement and Plan of Merger by and among the Company, Drayton Acquisition Sub, Inc., a wholly-owned subsidiary of the Company ("Merger Sub"), and LED Power Group, Inc. f.k.a. LED Power, Inc., a Nevada corporation ("LPG"), whereupon Merger Sub merged with and into LPG, and LPG survived as a wholly-owned subsidiary of the Company (the "Merger").

Under the terms of the Agreement and Plan of Merger, the Company issued 9,000,000 pre-split shares of its common stock to Trussnet Capital Partners (Cayman) Ltd. for all of the issued and outstanding shares of LPG.  LPG has limited operations and owns the rights to an assignment agreement with Jumbo Power Technology Ltd., Liao Pheng-Piao and Liu Chih-Chun (“Licensors”) dated December 2008 (the “Assignment Agreement”).  Under the terms of the Assignment Agreement, LPG was licensed the exclusive rights to certain intellectual property owned by Licensors in relation to the production of LED products.

LPG’s only asset is the Assignment Agreement, and it has no revenue-generating activities, employees or customers.  Although the parties entered into a Merger transaction in form, under Regulation S-X, Rule 11-01 of the Securities Act of 1933, as amended, the acquisition of LPG will be treated as an asset purchase, and the purchase price will be allocated across the assets acquired, and is not considered a business combination.

For more information, see Agreement and Plan of Merger attached hereto as Exhibit 10.1.

Section 5 - Corporate Governance and Management

Item 5.02  Departure of Directors, Principal Officers; Election of Directors; Appointment of Principal Officers

In connection with the consummation of the Merger, on January 12, 2009, the Board of Directors of the Company appointed Mr. Robert Jennings as a new member of the Board of Directors.   Mr. Jennings is expected to be appointed to certain committees of the Board at a later date.

For over five years, Mr. Jennings has been a principal of Westmoore Securities, Inc. and owner of Harry’s Pacific Grill.  He has over 20 years of experience in the investment industry holding the Series 4, 7, 24 and 63 securities licenses. His tenure in the investment industry started with Royal Energy, where he represented the company’s various limited partnership funds.  His experience includes trading millions of dollars in the stock and options markets, as well as teaching options seminars. Mr. Jennings career highlights include founding Mission Capital Investment Group, being recruited to run C.K. Cooper’s institutional sales department following their merger with Mission Capital and co-founding Westmoore Management and Westmoore Trading Company. During his tenure overseeing the Trading Company he specialized in executing transactions for money managers, institutions, and various hedge funds. Mr. Jennings has devoted his attention towards the branding and development of Westmoore Realty capitalizing on his experiences managing residential and commercial properties. Mr. Jennings also has a military background with the U.S. Marine Corps in the infantry.

Mr. Jennings has not previously held any positions with the Company and there have been no related party transactions between Mr. Jennings and the Company.  Mr. Jennings has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

Section 9 – Other Events

Item 8.01  Other Events

On January 16, 2009, the Company effected a 2.5 for 1 forward stock split of all of its issued and outstanding shares of common stock. In connection with this stock split, the Company was issued a new symbol “DYHB” and began trading under this symbol on January 16, 2009. Shareholders of the Company holding certificated shares will be credited the additional shares upon surrender of their stock certificate to the Company’s transfer agent.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
10.1	Agreement and Plan of Merger

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRAYTON HARBOR RESOURCES, INC.,
a Nevada Corporation

Dated: January 16, 2009	By:	/s/ John J. Lennon
John J. Lennon,
President and Chief Executive Officer